UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCANA Corporation
(Exact name of registrant as specified in its charter)

South Carolina
(State or other jurisdiction of incorporation or organization)

57-0784499
(I.R.S. Employer Identification Number)

100 SCANA Parkway, Cayce, South Carolina    29033
(Address of Principal Executive Offices)     (Zip Code)

SCANA Corporation Long-Term Equity Compensation Plan
(Full title of the plan)

Ronald T. Lindsay, Esq.
Senior Vice President and General Counsel
SCANA Corporation
100 SCANA Parkway, Cayce, South Carolina 29033
(Name and address of agent for service)

(803) 217-9000
(Telephone number, including area code, of agent for service)

Copy To:

John W. Currie, Esq.
McNair Law Firm, P.A.
1221 Main Street, 18th Floor
Columbia, SC 29201
(803) 799-9800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☒	Accelerated filer ❑
Non-accelerated filer ❑	Smaller reporting company ❑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common stock	5,000,000 shares	$51.59	$257,950,000	$29,974

(1)
Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices of the registrant’s common stock on May 12, 2015 as reported on the New York Stock Exchange’s consolidated reporting system.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents are incorporated by reference in this registration statement:
(a)    The registrant’s annual report on Form 10-K for the year ended December 31, 2014.

(b)
All other reports filed with the Securities and Exchange Commission (the “Commission”) by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2014, including:

(1)	The registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2015.

(2)	The registrant’s current reports on Form 8-K filed on January 22, 2015, February 2, 2015, February 4, 2015, March 12, 2015 (Item 8.01 only), and April 30, 2015.

(c)	The description of the registrant’s common stock contained in the registrant’s registration statement under the Exchange Act on Form 8-B dated November 6, 1984, as amended May 26, 1995.
All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a subsequent statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K is not and will not be deemed to be incorporated by reference herein unless specifically stated otherwise.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Ronald T. Lindsay, Esquire, who is Senior Vice President and General Counsel, and a full-time employee, of the registrant, has opined on the validity of the shares of the registrant’s common stock being offered under this registration statement. At April 30, 2015, Mr. Lindsay owned beneficially 2,754 shares of the registrant’s common stock.
Item 6.    Indemnification of Directors and Officers.
The South Carolina Business Corporation Act of 1988 permits indemnification of the registrant’s directors and officers in a variety of circumstances. Under Sections 33‑8‑510, 33‑8‑550 and 33‑8‑560 of the South Carolina Business Corporation Act of 1988, a South Carolina corporation is authorized generally to indemnify its directors and officers in civil or criminal actions if they acted in good faith and reasonably believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. In addition, the registrant carries insurance on behalf of directors, officers, employees or agents. The registrant’s restated articles of incorporation provide that no director of the registrant shall be liable to the registrant or its shareholders for monetary damages for breach of his or her fiduciary duty as a director occurring after April 26, 1989, except for (i) any breach of the director’s duty of loyalty to the registrant or its shareholders, (ii) acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) certain unlawful distributions or (iv) any transaction from which the director derived an improper personal benefit.
The registrant has entered into an indemnification agreement with each of its directors and certain of its officers and its subsidiaries’ officers. The indemnification agreements generally provide that the registrant will indemnify each of the covered directors and officers for claims arising in such person’s capacity as a director, officer, employee or other agent of the registrant or its subsidiaries, provided that, among other things, such director and/or officer acted in good faith and with a view to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable grounds for believing that his or her conduct was unlawful. The indemnification agreements also provide for payment for or reimbursement of reasonable expenses incurred by an indemnitee who is a party to a proceeding in advance of final disposition of the proceeding under certain circumstances.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
Exhibits required to be filed with this registration statement are listed in the exhibit index following the signature pages. Exhibits that have previously been filed with the Securities and Exchange Commission and that are designated by reference to their exhibit numbers in prior filings are hereby incorporated herein by reference and made a part hereof.
Item 9. Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cayce, State of South Carolina, on May 15, 2015.

(REGISTRANT)    SCANA Corporation

By:    /s/ K. B. Marsh
K. B. Marsh, Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
(i) Principal executive officer and director:

By:    /s/ K. B. Marsh
K. B. Marsh, Chairman of the Board, Chief Executive Officer and Director
Date:    May 15, 2015

(ii) Principal financial officer:

By:    /s/ J. E. Addison
J. E. Addison, Executive Vice-President and Chief Financial Officer
Date:    May 15, 2015

(iii) Principal accounting officer:

By:    /s/ J. E. Swan, IV
J. E. Swan, IV, Controller
Date:    May 15, 2015

(iv) Other directors:
*J. A. Bennett; John F.A.V. Cecil; D. M. Hagood; J. M. Micali; L. M. Miller; J. W. Roquemore; M. K. Sloan; A. Trujillo; and H. C. Stowe
*Signed on behalf of each of these persons:

By:    /s/ R. T. Lindsay
R. T. Lindsay
(Attorney-in-Fact)
Date:    May 15, 2015

EXHIBIT INDEX

Exhibit No.    Description

4.01	Restated Articles of Incorporation of SCANA Corporation as adopted on April 26, 1989 (Filed as Exhibit 3-A to Registration Statement No. 33‑49145 and incorporated by reference herein)

4.02	Articles of Amendment adopted on April 27, 1995 (Filed as Exhibit 4-B to Registration Statement No. 33‑62421 and incorporated by reference herein)

4.03	Articles of Amendment effective April 25, 2011 (Filed as Exhibit 4.03 to Registration Statement No. 333‑174796 and incorporated by reference herein)

4.04	Bylaws of SCANA Corporation as amended and restated as of February 19, 2009 (Filed as Exhibit 4.04 to Registration Statement No. 333‑174796 and incorporated by reference herein)

4.05	SCANA Corporation Long-Term Equity Compensation Plan effective February 19, 2015 (Filed herewith)

5.01	Opinion re legality (Filed herewith)

23.01	Consent of Deloitte & Touche LLP (Filed herewith)

23.02	Consent of Ronald T. Lindsay (Included in Exhibit 5.01)

24.01	Power of Attorney (Filed herewith)